Exhibit 99.(e)

DIVIDEND REINVESTMENT AND

CASH PURCHASE PLAN

for

CREDIT SUISSE HIGH YIELD

BOND FUND

DIVIDEND REINVESTMENT AND

CASH PURCHASE PLAN

for

Credit Suisse High Yield Bond Fund

1.                                      What is the Dividend Reinvestment and Cash Purchase Plan?

The Dividend Reinvestment and Cash Purchase Plan (the “Plan”) offers common stockholders of Credit Suisse High Yield Bond Fund (the “Fund”) a prompt and simple way to reinvest net investment income dividends and capital gains and other periodic distributions in shares of the Fund’s common stock. It is the Fund’s present policy, which may be changed by the Board of Trustees, to make dividend distributions on a monthly basis. In addition, the Fund’s final distribution for each calendar year will include any remaining net investment income undistributed during the year, as well as any undistributed net realized capital gain.

The Plan also allows you to make optional cash investments in shares of the Fund’s common stock through the Plan Agent and to deposit certificates representing your Fund shares with the Plan Agent for safekeeping. Computershare Trust Company, N.A. (“Computershare”) acts as Plan Agent for stockholders in administering the Plan. The complete terms and conditions of the Plan accompany this outline.

2.                                      Who can participate in the Plan?

If your shares of common stock of the Fund are registered in your own name, you will automatically participate in the Plan, unless you have indicated that you do not wish to participate and instead wish to receive dividends and capital gains distributions in cash.

3.                                      What does the Plan offer?

The Plan has two components: reinvestment of dividends and distributions, and an optional cash purchase feature.

•                                          Reinvestment of dividends and distributions. By participating in the Plan, your dividends and distributions will be promptly paid to you in additional shares of common stock of the Fund, thereby increasing your holdings in the Fund. If the Fund declares a dividend or distribution, and you are enrolled in the Plan, you will automatically receive shares of the Fund’s common stock.

The number of shares to be issued to you will be determined by dividing the total amount of the distribution payable to you by the greater of (i) the net asset value per share (“NAV”) of the Fund’s common stock on the payment date, or (ii) 95% of the market price per share of the Fund’s common stock on the payment date. However, if the NAV of the Fund’s common stock is greater than the market price (plus estimated brokerage commissions) on the payment date, then Computershare (or a broker-dealer selected by Computershare) shall endeavor to apply the amount of such distribution on your shares to purchase shares of Fund common stock in the open market.

•                                          Voluntary cash purchase. Plan participants have the option of making investments in shares of the Fund’s common stock through the Plan Agent. You may invest $100 or more monthly, with a maximum of $100,000 in any annual period. The Plan Agent will purchase shares for you in the open market on the principal national securities exchange upon which the Fund’s shares trade, in the over-the-counter market or in negotiated transactions on the 25th of each month or the next trading day if the 25th is not a trading day. Please send your check drawn on a U.S. bank, made payable in U.S. Dollars to Computershare- Credit Suisse High Yield Bond Fund, to the address set forth below.

The Plan Agent will not accept cash, traveler’s checks, money orders, or third party checks for voluntary cash purchases.

You may also make voluntary cash payments by accessing your account online at www.computershare.com/equiserve and making a one-time online bank debit. One-time online optional cash payment funds will be held by the Plan Agent for three (3) banking business days before they are invested on the first investment date thereafter. Please refer to the online confirmation for your account debit date and investment date.

If you wish to make regular monthly optional cash payments, you can authorize an automatic monthly deduction from your checking or savings account at a U.S. bank or other U.S. financial institution. This feature enables you to make ongoing investments without writing a check. To initiate automatic monthly deductions, you may enroll by accessing your account online at www.computershare.com/equiserve.

Alternatively, you must complete and sign an Authorization Form for Automatic Deductions and return it to the Plan Agent together with a voided blank check or savings account deposit slip, from the bank or other institution from which the funds are to be withdrawn. Your Authorization Form for automatic deductions will be processed and will become effective as promptly as practicable. However, you should allow at least four to six weeks for your first investment to be initiated.

Once automatic deductions are initiated, funds will be drawn from your specified account on the 20th of each month, or the next banking business day if the 20th is not a banking business day. Automatic monthly deductions will continue until you notify the Plan Agent in writing to the contrary. You may change or discontinue automatic monthly deductions by accessing your account online at www.computershare.com/equiserve or by completing and submitting to the Plan Agent a new Authorization Form. When you transfer Shares or otherwise establish a new account, a new Authorization Form must be completed. To be effective with respect to a particular monthly purchase, the Plan Agent must receive the new Authorization Form at least seven (7) business days preceding the monthly purchase date.

Your cash (which does not earn interest) will be held by the Plan Agent until the next purchase date on the 25th of the month, but in no event more than 30 days after such date. You may withdraw a voluntary cash payment by written notice if the notice is received by the Plan Agent not less than forty-eight hours before the investment date.

Shares purchased with cash deposit investments will be acquired by the Plan Agent for the participants’ accounts by purchases of outstanding shares on the open-market on the principal national securities exchange upon which the Fund’s shares trade, in the over-the-counter market or by negotiated transactions, irrespective of whether the shares are trading at a market premium or a market discount.

4.                                      How does the custody of shares work?

All shares that are issued to you in payment of dividends or distributions or that are purchased by you through voluntary cash purchases are held in the name of the Plan Agent or its nominee and the shares are added to your balance in the Plan. The Plan Agent will send a confirmation statement to you shortly after any activity in your account.

Unless requested, the Plan Agent will not issue certificates for shares of the Fund’s Common Stock purchased under the Plan. The number of shares purchased for your Plan account, as well as the number of shares you deposit, will be shown on your Plan account statement. Keeping shares in book-entry form rather than in certificated form protects against loss, theft, and destruction of stock certificates.

You may request that the Plan Agent issue physical certificates to you at any time by visiting the Plan Agent’s web site at www.computershare.com/equiserve, by calling Plan Agent at (800) 730-6001 or by written notice to the Plan Agent. In response to your request, certificates for any number of whole shares credited to your Plan account will be issued to you. A certificate for a fraction of a share cannot be issued.

5.                                      Is there a cost to participate?

There is no service fee payable by Plan participants for dividend reinvestment. For purchases from voluntary cash payments by check, one-time online bank debit or by recurring automatic investments, Plan participants must pay a service fee of $5.00 per transaction. Plan participants will also be charged a pro rata share of the brokerage commissions for all open market purchases (currently $0.03 per share as of October 2006). These charges will be deducted from amounts to be invested.

Participants will also be charged a service fee of $5.00 for each sale and brokerage commissions of $0.03 per share (as of October 2006).

6.                                      Can I deposit shares into my Plan account for safekeeping?

As a Plan participant, you can deposit your Fund certificate(s) into your Plan account. To deposit your shares, you should send the certificate(s) to Computershare, at the address set for below, by registered or certified mail, with return receipt requested, or some other form of traceable mail, and properly insured. You should not sign the certificate(s) or complete the assignment section.

When submitting certificate(s) for deposit into your Plan account, be sure to include a written request to have the certificate(s) deposited. Shares that you deposit will be credited in book-entry form to your Plan account. The advantages of holding shares in book-entry form in the Plan are protection against certificate loss, theft, and damage.

7.                                      May I withdraw from the Plan?

You may withdraw from the Plan without penalty at any time by requesting a certificate or a sale of your Plan shares. Your withdrawal will be effective immediately if your notice is received by Computershare prior to any dividend or distribution record date; otherwise such termination will be effective only with respect to any subsequent dividend or distribution.

You may request that the Plan Agent issue physical certificates to you at any time by visiting the Plan Agent’s web site at www.computershare.com/equiserve, by calling Plan Agent directly at (800)730-8001 or by written notice to the Plan Agent. In response to your written request, certificates for any number of whole shares credited to your Plan account will be issued to you. A certificate for a fraction of a share cannot be issued.

You can sell all or a portion of the shares from your Plan account by visiting the Plan Agent’s web site at www.computershare.com/equiserve, by calling the Plan Agent directly at (800) 730-6001 or by written notice to the Plan Agent. The Plan Agent will sell the shares for you in your Plan account through a broker selected by it and send you the proceeds, less a service fee of $5.00 per sale and less brokerage commissions of $0.03 per share (as of October 2006). The Plan Agent will send the sale proceeds, less applicable fees, to you by check to your address of record after your sale transaction has settled. If you request all your Plan shares sold, any fractional shares you own will be sold at the current market price and included in the proceeds.

Your dividend participation option will remain

the same unless you withdraw all of your whole and fractional Plan shares, in which case your participation in the Plan will be terminated and you will receive subsequent dividends and capital gains distributions in cash instead of shares.

All sales requests having an anticipated market value of $100,000 or more should be submitted in written form. In addition, all sale requests within thirty (30) days of an address change to your account should be submitted in written form.

If you have withdrawn or sold all of your shares and you wish to re-enroll in the Plan, simply send written instructions signed by all registered owners to the Plan Agent.

8.                                      How do participating stockholders benefit?

•                                          You will build holdings in the Fund easily and automatically, at no brokerage cost for the distributions in Fund shares (when shares of the Fund’s common stock is trading at a premium to its NAV).

•                                          You will receive a detailed account statement from the Plan Agent, showing total dividends and distributions, additional cash payments, date of investment, shares acquired and price per share, and total shares of record held by you and by the Plan Agent for you. You will be able to vote all shares held for you by the Plan Agent at stockholder meetings.

9.                                      Whom should I contact for additional information?

Please address all notices, correspondence, questions or other communications regarding the Plan by registered or certified mail, return receipt requested to:

By mail:	Credit Suisse High Yield Bond Fund
c/o Computershare
P.O. Box 43010
Providence, RI 02940-3010

By phone:	(800) 730-6001 (U.S. and Canada)
(781) 575-3100 (Outside U.S. and Canada)

Customer service associates are available from 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday.

By Internet:	www.computershare.com/equiserve

The Fund may amend or terminate the Plan. Participants will be sent written notice at least 30 days before the effective date of any amendment. In case of termination, participants will be sent written notice of the termination at least 30 days before the record date of any dividend or capital gains distribution by the Fund.

TERMS AND CONDITIONS

Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Fund”), hereby adopts the following plan (the “Plan”) with respect to net investment income dividends and capital gains and other periodic distributions declared by its Board of Trustees on shares of its Common Stock and to voluntary cash purchases of shares of its Common Stock:

1.               Unless a stockholder specifically elects to receive cash as set forth below, all net investment income dividends and all capital gains and other periodic distributions hereafter declared by the Board of Trustees shall be payable in shares of the Common Stock of the Fund.

2.               Such dividends and distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Trustees to stockholders of record at the close of business on the record date(s) established by the Board of Trustees for the dividend and/or distribution involved. Unless a stockholder specifically elects otherwise, such stockholder will receive all dividends and/or distributions in full and fractional shares of the Fund’s Common Stock, and no action shall be required on such stockholder’s part to receive a distribution in stock.

3.               A stockholder may, however, elect to receive his or its dividends and distributions in cash. To exercise this option, such stockholder shall notify Computershare Trust Company, N.A., the Plan Agent, (“Computershare”) so that such notice is received by Computershare prior to the record date fixed by the Board of Trustees for the dividend and/or distribution involved.

4.               Computershare will set up an account for shares acquired pursuant to the Plan for each participating stockholder (“Participant”). Computershare may hold each Participant’s shares, together with the shares of other Participants, in noncertificated form in Computershare’s name or that of its nominee.

5.               Whenever a Fund declares an income dividend or a capital gain distribution (collectively referred to as “dividends”) payable either in shares or in cash, non-participants in the Plan will receive cash and participants in the Plan will receive the equivalent in shares. The method used by the Plan Agent to acquire shares will vary based on whether shares are acquired through dividend reinvestments or with cash deposit investments. Shares purchased through dividend reinvestments will be acquired by the Plan Agent for the participants’ accounts, depending upon the circumstances described below, either (i) through receipt of additional unissued but authorized shares from a Fund (“newly issued shares”) or (ii) by purchase of outstanding shares in the open market (“open-market purchases”) on the principal national securities exchange upon which such Fund’s shares trade, in the over-the-counter market or in negotiated transactions. If on the payment date for the dividend, the net asset value per share is equal to or less than the market price per share plus estimated brokerage commissions (such condition being referred to herein as “market premium”), the Plan Agent will invest the dividend amount in newly issued shares on behalf of the participants. The number of newly issued shares to be credited to each participant’s account will be determined by dividing the dollar amount of the dividend by the net asset value per share on the payment date; provided that, if the net asset value is less than or equal to 95% of the closing market value on the payment date, the dollar amount of the dividend will be divided by 95% of the closing market price per share on the payment date. If, on the payment date for any dividend, the net asset value per share is greater than the closing market value plus estimated brokerage commissions (such condition being referred to herein as “market discount”), the Plan Agent will invest the dividend amount in shares acquired on behalf of the participants in open-market purchases.

If the Plan Agent is unable to invest the full dividend amount in open market purchases during the purchase period or if the market discount shifts to a market premium during the purchase period, the Plan Agent may cease making open-market purchases and may invest the uninvested portion of the dividend amount in newly issued shares at net asset value per share at the close of business on the last payment date; provided that, if the net asset value is less than or equal to 95% of the then current market price per common share, the dollar amount of the dividend will be divided by 95% of the market price on the payment date.

Shares purchased with cash deposit investments will be acquired by the Plan Agent for the participants’ accounts by purchases of outstanding shares on the open-market on the principal national securities exchange upon which the Fund’s shares trade, in the over-the-counter market or in negotiated transactions.

For purposes of the Plan: (a) the market price of the Common Stock on a particular date shall be the last sales price on the American Stock Exchange on that date, or, if there is no sale on such Exchange on such date, then the average between the closing bid and asked quotation for such shares on such Exchange on such date and (b) the NAV per share of Common Stock on a particular date shall be as determined by or on behalf of the Fund.

6.               A Participant has the option of sending additional funds to Computershare, in any amount of at least $100 with a maximum of $100,000, for the purchase in the open market of shares of the Fund’s Common Stock for his or its account. Such voluntary payments will be so invested by Computershare on the 25th of each month or the next trading day if the 25th is not a trading day, and in no event more than 30 days after such date, except where necessary to comply with provisions of Federal securities law. Funds received less than 2 business days prior to an investment date will be held by Computershare until the next investment date. A Participant may withdraw his entire voluntary cash payment by written notice received by Computershare not less than 48 hours before such payment is to be invested.

Participants may authorize an automatic monthly deduction from their checking or savings account at a U.S. bank or other U.S. financial institution. To initiate automatic monthly deductions, participants must enroll through the Plan Agent’s Internet site or complete and sign enrollment forms and return them to the Plan Agent together with a voided blank check or savings account deposit slip, from the bank or other institution from which the funds are to be withdrawn. Enrollment will become effective as promptly as practicable. Once automatic deductions are initiated, funds will be drawn from the specified account on the 20th of each month, or the next banking business day if the 20th is not a banking business day. Automatic monthly deductions will continue until participants notify the Plan Agent in writing to the contrary. Participants may change or discontinue automatic monthly deductions by following the Plan Agent’s procedures. When participants transfer Shares or otherwise establish a new account, participants must re-enroll. To be effective with respect to a particular monthly purchase, the Plan Agent must receive the necessary material at least seven (7) business days preceding the monthly purchase date.

In the event that any check, draft or electronics funds transfer participants may tender or order as payment to the Plan Agent to purchase Shares is dishonored, refused or returned, participants agree that the purchased Shares when credited to their account may be sold, on the Plan Agent’s order without the participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Plan Agent’s returned check or failed electronic payment fee. If the sale proceeds of purchased Shares are insufficient to satisfy the amount owing, participants authorize the Plan Agent to sell additional Shares then credited to a participant’s account as necessary to cover the amount owing, without the participant’s further consent or authorization. Computershare may sell Shares to cover an amount owing as a result of a participant’s order in any manner consistent with applicable securities laws and the Fund’s organizational documents. Any sale for that purpose in a national securities market would be commercially reasonable. Participants grant the Computershare a security interest in all Shares credited to their account including Shares subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

7.               Investments of voluntary cash payments may be made by Computershare on any securities exchange where shares of the Fund’s Common Stock are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as Computershare shall determine. Participant funds held by Computershare uninvested will not bear interest, and Computershare shall have no liability in connection with any inability to purchase shares within 30 days after receipt of funds or with the timing of any purchases affected.  Computershare shall have no responsibility as to the value of the shares of the Fund’s Common Stock acquired for any Participant’s account and may commingle funds of Participants for the purpose of cash investments.

The price of all shares purchased by Computershare on the open market pursuant to the Plan shall be the weighted average price per share obtained by Computershare’s broker for each aggregate order placed by Computershare. The price of all shares sold by Computershare pursuant to sell orders shall be the weighted average price per share obtained by Computershare’s broker for each aggregate order place by Computershare. All sales instructions received by Computershare will be processed promptly thereafter and in no event later than five business days after the date on which the order is received. All sale requests having an anticipated market value of $100,000 or more shall be submitted in written form. In addition, all sale requests received by Computershare within thirty (30) days of an address change shall be submitted in written form.

For purchases and sales made in the open market, no one will have any authority or power to direct the time or price at which shares for the Plan are purchased or sold, and no one other than Computershare will select the broker(s) or dealer(s) through or from whom purchases or sales are to be made.

8.               Computershare will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, Computershare will adjust for any such undivided fractional interest in cash at the market value of the Fund’s shares at the time of termination.

9.               Participants agree that in the event they choose to send share certificates to Computershare for deposit into their Plan account they should send their certificate(s) by certified or registered mail or private carrier, properly insured, with return receipt requested to Computershare at P.O. Box 43010, Providence, RI 02940, and will not endorse the certificate(s) or complete the assignment section.

10.         Computershare will forward to each Participant any Fund related proxy solicitation materials and each Fund report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Fund.

11.         In the event that the Fund makes available to its Common Stockholders rights to purchase additional shares or other securities, the shares held by Computershare for each Participant under the plan will be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant. Any stock dividend or shares resulting from stock splits with respect to the shares of the Fund, both full and fractional, which participants hold in their Plan accounts and with respect to all shares registered in their names will be automatically credited to their accounts in book-entry form.

12.         Computershare’s service fee for the reinvestment of dividends will be paid for by the Fund. Participants will be charged a service fee of $5.00 per transaction for all voluntary cash investments plus brokerage commissions of $0.03 per share on all open market purchases (as of October 2006).

13.         Each Participant may terminate his or its account under the Plan by so notifying Computershare in writing, by telephone or through the Internet. Such termination will be effective immediately if the Participant’s notice is received by Computershare prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. If a participant requests a certificate for all shares credited to his or her Plan account, a certificate will be issued for all the whole shares and a cash payment, less any applicable fees and commissions, will be made for any remaining fractional share credited to his or her Plan account. In that instance, the amount of the check, if any, will be based upon the sale price obtained for any shares sold by Computershare on the day the certificate is issued or, if there is no market sale that day for Computershare, the closing price on the day before. Computershare will send the Participant a certificate and a check to the address of record on the Participant’s Plan account. If a Participant elects by his notice to Computershare in advance of termination to have Computershare sell part or all of his or its shares and remit the proceeds to the Participant, Computershare is authorized to deduct a $5.00 service fee plus brokerage commission (currently $0.03 per share as of October 2006) from the proceeds. The Plan may be terminated by the Fund or by Computershare upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund.

14.         These terms and conditions may be amended or supplemented by Computershare or the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, Computershare receives written notice of the termination of his or its account under the plan. Any such amendment may include an appointment by Computershare in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by Computershare under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

15.         Computershare will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by Computershare’s negligence, bad faith or willful misconduct or that of its employees or agents.

16.         These terms and conditions shall be governed by the laws of the State of New York.

THE CHILE FUND, INC.

THE FIRST ISRAEL FUND, INC.

THE LATIN AMERICA EQUITY FUND, INC.

THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

THE INDONESIA FUND, INC.

IMPORTANT NOTICE

AMENDMENT TO THE DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN (the “Plan”)

Effective November 15, 2007, the Plan for each of the above funds is amended as follows:

•                  Credit Suisse Funds will hold shares via the Direct Registration System (“DRS”)

•                  Credit Suisse Funds will discontinue the issuance of physical certificates. All previously issued certificates will remain outstanding and negotiable until presented to the Transfer Agent and/or cancelled.

DRS permits shareholders to have their shares registered without the necessity of a physical stock certificate. Non-certificated shares afford you the same rights and privileges as shares held in certificate form. You will receive all corporate communications and have the added convenience of electronic share transactions (such as ownership transfers, sales and moving shares to or from a broker).

Contact Information

If you have any questions, please contact the Plan Administrator, Computershare Trust Company, N.A.

By Telephone:	1-800-730-6001 (U.S. and Canada)
1-781-575-3100 (Outside U.S. and Canada)
Customer Service Associates are available from 9:00 a.m. to 5:00 p.m. Eastern time, Monday to Friday.

By Mail:	P.O. Box 43078
Providence, RI 02940-3078

By Internet:	www.computershare.com